Exhibit 10.1

ASSIGNMENT OF OPTION TO EXERCISE OIL, GAS AND MINERAL LEASE

STATE OF TEXAS

COUNTY OF MATAGORDA

KNOW ALL MEN BY THESE PRESENTS, that XXI OIL & GAS, L.L.C., a Louisiana Limited Liability Company, whose address is 1212 Gudalupe Street, Suite 606, Austin, Texas 78701, (hereinafter sometimes referred to as "ASSIGNOR") for and in consideration of One Hundred and No/100 Dollars ($100.00) and Other Valuable Consideration does hereby bargain, sell, assign, convey and deliver to START SCIENTIFIC, INC. a Delaware Corporation, whose address is 2003 My Anns Hill, San Antonio, Texas (hereinafter referred to as "ASSIGNEE") ASSIGNOR'S Option to Exercise Oil, Gas, And Mineral Lease, set out and attached hereto, marked Exhibit "A" which Exhibit is made a part hereof for all purposes (hereinafter referred to as "OPTION"),

TO HAVE AND TO HOLD said OPTION unto the said ASSIGNEE, subject to the terms and conditions hereafter set forth in said OPTION.

In the event the Leases cover less than the full mineral interest in the lands described therein, or any portion thereof, then the OPTION herein conveyed shall be proportionately reduced and shall be payable to ASSIGNEE in the proportion that mineral ownership of the Lessors in the land from which production is obtained bears to the full mineral ownership in said land.

ASSIGNOR shall retain an overriding royalty interest of 1.25%. The overriding royalty herein assigned shall attach to any amendment, extension or renewal of any of said Leases, or any Leases covering an adverse interest in the lands covered by any of said Leases, or any new Leases acquired by ASSIGNEE affecting the lands covered thereby within two (2) years from the expiration of each of said Leases.

All provisions contained herein shall be binding on all successors and/or assigns of ASSIGNEE and ASSIGNOR.

If ASSIGNEE exercises said OPTION, ASSIGNOR shall receive Fifty Thousand and No/100 Dollars (50,000.00) from ASSIGNEE upon such exercise.

This Assignment is made without warranty of any kind, either express or implied.

IN WITNESS WHEREOF this Assignment is executed the 13th day of January, 2015 in the presence of the undersigned witnesses and notary public but is effective the 1st day of January, 2015.

XXI OIL & GAS, L.L.C.

By____________________________

S. Foster Hagen, Managing Member

STATE OF TEXAS {}

COUNTY OF TRAVIS {}

On this ___ day of January 2015, before me personally appeared S. Foster Hagen to me personally known, who, being by me duly sworn, did say that he is the Managing Member of XXI OIL & GAS, L.L.C. and that said instrument was signed in behalf of said limited liability corporation by authority of its Board of Directors and S. Foster Hagan acknowledged said instrument to be the free act and deed of said limited liability corporation.

__________________________

Notary Public

Notary Public

STATE OF TEXAS

OPTION TO EXERCISE OIL, GAS AND MINERAL LEASE

STATE OF TEXAS

COUNTY OF MATAGORDA

THIS AGREEMENT, entered into this the 5th day of May, 2014, by and between the City of Palacios, a municipal corporation located in Matagorda County, Texas (hereinafter called "Grantor") and XXI Oil & Gas, LLC (a Louisiana LLC) whose address is 1212 Guadalupe Street, Suite 606., Austin, Texas 78701, (hereinafter called "Grantee").

WHEREAS, Grantor represents that Grantor has the legal right to execute an Oil, Gas and Mineral Lease on the following described land in Matagorda County, Texas, towit:

Tract 1:

Fifteen hundred (1531.4569) acres of land, more or less, out of Sections 11, 12, 16 and 17, of the Texas Rice Development Company Subdivision of lands in the J. Smith Survey (A-379), the Lewis Goodwin Survey (A-162), and the Thomas Dasher Survey (A-146), the D.O. Collinsworth Survey (A-129); being the same lands described in conveyances from the United States of America to the City of Palacios, Texas, recorded in Volume 179, Pages 523 to 530, and in Volume 197, Pages 55 to 62, of the Deed Records of Matagorda County, Texas, to which instruments reference is hereby had and made for all purposes, and being also known as the Municipal Airport of the City of Palacios all in Matagorda County, Texas.

Tract 2:

Being 241.8 acres of land, more or less, out of Fractional Section 1, Section 2, and Fractional Section 3 of the Texas Rice Development Subdivision of Thomas Dasher Survey, Abstract 146, and the Lewis Goodwin Survey Abstract 162, both being in Matagorda County, Texas.

The acreage comprising Tract 2 is divided as follows:

City Streets	201 acres
Alleys	26 acres
Dump Grounds	10 acres
Sewer Plant	5.8 acres

WHEREAS, Grantee, under the terms and provisions hereinafter set out, desires to secure an exclusive option to acquire an Oil, Gas and Mineral lease on all of said lands in which Grantor has good title and the executor rights;

Grantor, for the sum of TEN THOUSAND DOLLARS ($10,000.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, does hereby grant and convey unto Grantee, for a period of one hundred-eighty (180) days from the date first above mentioned, the exclusive right and privilege of acquiring an Oil, Gas and Mineral Lease on the lands above described, together with all rights and privileges necessary, useful, and/or convenient in connection therewith. Said lease shall be in the form as the lease described on Exhibit "A". Grantee shall have said one hundred-eighty (180) days from the date this lease option is signed to seek out joint venture partners to drill a proposed well up to a depth of 18,000 feet subsurface and to have its agents examine title. Grantor's title and leasing rights shall be subject to approval by Grantee and, if Grantee elects to exercise this lease option, the cash consideration below shall be due and payable on or before the end of such one hundred-eight (180) day period. In the event Grantor owns an abstract of title, Grantor agrees to supply Grantee a copy of said abstract. This option may be exercised, at Grantee's discretion, at any time prior to the expiration of this agreement, by giving written notice to Grantor. Said lease shall become effective on the date Grantee elects to exercise this option.

Upon receipt of said notice, Grantor shall execute and deliver unto Grantee an executed Oil, Gas and Mineral Lease as described in Exhibit A (the "Lease") in favor of Grantee. Grantee shall pay to Grantor a cash consideration of ONE HUNDRED THOUSAND ($100,000.00), subject to the terms and conditions of the Lease, simultaneously with the delivery of the executed Lease.

Any notice given to either party must be in writing and sent to the above address of each party. All of the covenants, obligations, and considerations of this OPTION TO EXERCISE OIL, GAS AND MINERAL LEASE shall extend to and be binding upon the parties hereto, their heirs, successors, assigns, and successive assigns with the prior written consent of Grantor. Upon assignment of this instrument, Grantee is released from all responsibilities and Grantee's successor or assigns shall assume all liabilities.

IN WITNESS WHEREOF, this instrument is executed on the date first above written.

GRANTOR:

THE CITY OF PALACIOS

By:______________________________

John C. Sardelich, Mayor

Attest:

____________________________

David Kocurek, City Manager

GRANTEE:

XXI OIL & GAS, LLC

By: ____________________________

S. Foster Hagen, Member

THE STATE OF TEXAS

COUNTY OF MATAGORDA

The foregoing instrument was acknowledged by John C. Sardelich, Mayor of the City of Palacios on ____________________, 2014.

______________________________

Notary Public

Notary Public State of Texas

My Commission Expires

THE STATE OF TEXAS

COUNTY OF MATAGORDA

The foregoing instrument was acknowledged on ______________________, 2014, by S. Foster Hagen, the Manager of XXI Oil & Gas, LLC, a Louisiana LLC, on behalf of said LLC.

________________________________

Notary Public for the State of Texas

Notary Public State of Texas

My Commission Expires

EXHIBIT "A"

OIL AND GAS LEASE

THIS OIL AND GAS LEASE made and entered into this _____________________ day of____________, 2014 by and between the City of Palacios, a municipal corporation located in Matagorda County, Texas herein collectively referred to as "Lessor", and _______________, whose address is __________________________herein referred to as "Lessee";

WITNESSETH:

DEFINITIONS: The parties hereto agree that for purposes of the Lease, the following definitions shall be applicable:

a. "production", "production in paying quantities", "production in commercial quantities", "production in paying or commercial quantities" or words of similar import shall have the same meaning for purposes of the Lease, namely production in quantities sufficient to yield a return to the holders of the working interest excluding severance taxes, in excess of operating and equipping expenses and costs including such overhead and depreciation of assets which are directly attributable to the Lease (which along with any other costs and expenses are legally recognized by law in Texas as chargeable against revenues for purposes of determining whether production is in paying quantities), even though drilling costs may never be recouped by working interest owners. The review period for purposes of determining whether production is in paying or commercial quantities shall not exceed one hundred twenty (120) consecutive days. There shall be no review period where production ceases. Production in less than paying or commercial quantities shall never be considered as production for purposes of the Lease.

b. "oil and/or gas" shall have the meanings or definitions derived from the statutes, laws and court precedent of Texas, as such definitions or meanings may change from time to time.

c. "operations for drilling", "drilling operations", "commencement of operations", "commence operations", "commence drilling operations", "commences drilling operations", "commencement of a well", "actual drilling operations" or words of similar import shall have the same meaning, being the actual entry of the rotating drillbit of a drilling rig, capable of achieving the total depth permitted and approved by the Railroad Commission of Texas, into the soil of Leased Premises and the timely prosecution of such actual drilling operations in good faith and with reasonable diligence, without cessation of more than thirty (30) days, to the completion of same as a dry hole or commercial well.

d. "operations for reworking", "reworking operations", "commencement of reworking operations", "commence reworking operations", "commences reworking operations", "actual reworking operations", "recompletions operations", "recomplete" or words of similar import shall have the same meaning, being the actual re-entry into an existing wellbore with a drilling or workover rig capable of re-entering and reworking or recompleting such well and the timely prosecution of such actual reworking or recompleting operations in good faith and with reasonable diligence and without cessation of more than thirty (30) days, toward the re-establishment of commercial production of oil or gas from such previously producing zone or zones or toward the establishment of commercial production of oil or gas from a previously uncompleted or unproduced zone or zones in such well.

e. "operations", "other operations" or words of similar import shall be defined as all other lease operations which may be conducted by Lessee under the Lease except those defined in c. and d. above. "Operations" and "other operations" as defined in this subparagraph e. shall never be the basis for perpetuation of the Lease.

f.. "completed", or "completion" shall have the same meaning and the date a well is completed shall be on (1) the date of the potential test conducted for Railroad Commission purposes or (2) thirty (30) days after the drilling rig is removed from over the bore hole of such well, or (3) the date a well is abandoned as a dry hole, whichever happens sooner.

g. "shut-in": A well shall be considered and defined as "shut-in" on the earlier of the following dates: (1) the date of the potential test conducted for Railroad Commission purposes; (2) thirty (30) days after the drilling rig is released; or (3) the day that a commercial well ceases actual production. No well shall be considered as "shut-in" for purposes of payment of shut-in royalty unless the well is actually capable of production in paying or commercial quantities, without any repairs or additional equipment, either in the well or downstream from the well, including equipment needed to make the production therefrom marketable.

h. Standard of Conduct: The standard of conduct of Lessee in performing all expressed as well as implied obligations, covenants and conditions imposed upon Lessee arising out of this Lease, shall be that of utmost good faith and fair dealing. Further, Lessee agrees to comply with all local, state and federal laws, rules and regulations.

1. GRANTING CLAUSE. Lessor, in consideration of One Hundred Thousand Dollars ($100,000.00) in hand paid, of the royalties herein provided, and of the agreements of Lessee herein contained, hereby grants, leases and lets, subject to the hereinafter stated provisions, exclusively unto Lessee for the purpose of investigating, exploring, prospecting, drilling and mining for and producing oil and gas, laying pipe lines and building tanks thereon to produce, save, take care of, treat, transport, store and own said products, the following described land situated in Matagorda County, Texas, to-wit:

Tract 1:

Fifteen hundred (1531.4569) acres of land, more or less, out of Sections 11, 12, 16 and 17, of the Texas Rice Development Company Subdivision of lands in the J. Smith Survey (A-379), the Lewis Goodwin Survey (A-162), and the Thomas Dasher Survey (A-146), the D.O. Collinsworth Survey (A-129); being the same lands described in conveyances from the United States of America to the City of Palacios, Texas, recorded in Volume 179, Pages 523 to 530, and in Volume 197, Pages 55 to 62, of the Deed

Records of Matagorda County, Texas, to which instruments reference is hereby had and made for all purposes, and being also known as the Municipal Airport of the City of Palacios all in Matagorda County, Texas.

Tract 2:

Being 241.8 acres of land, more or less, out of Fractional Section 1, Section 2, and Fractional Section 3 of the Texas Rice Development Subdivision of Thomas Dasher Survey, Abstract 146, and the Lewis Goodwin Survey Abstract 162, both being in Matagorda County, Texas.

The acreage comprising Tract 2 is divided as follows:

City Streets	201 acres
Alleys	26 acres

Dump Grounds	10 acres
Sewer Plant	5.8 acres

No drilling, reworking or other operations may be conducted on the surface of Tract 2 without Lessor's express written permission. Lessee may utilize the subsurface of land comprising Tract 2 for horizontal or directional drilling, so long as the well bore is not less than 1,500 feet below the surface of any lands comprising Tract 2.

All of said land is sometimes herein referred to as the "Leased Premises."

2. PRIMARY TERM. Subject to the other provisions herein contained, this Lease shall be for a term of five (5) years from this date (called "primary term") and so long thereafter as oil or gas is produced in paying quantities hereunder from said land, or as long as continuous drilling or reworking operations are being conducted on said land, all as more particularly herein provided. If drilling operations have not commenced before the third anniversary from the Lease execution date, this Lease shall terminate unless Lessee, on or before such anniversary date, pays to Lessor the sum of Seventy-Five Thousand Dollars ($75,000.00) In like manner, and upon like payments on or before each succeeding anniversary date, subject to the other terms and provisions hereof, this Lease may be maintained through the remainder of the primary term.

3. RESERVATIONS: There is EXCEPTED from the Lease and Lessor reserves unto Lessor and Lessor's successors and assigns the following:

a. Lessor reserves all minerals except oil, gas and other liquid and gaseous hydrocarbons and sulphur that are necessarily produced with such oil or gas;

b. Lessor reserves equal and concurrent rights of occupancy, use and possession of the surface estate by (1) Lessor, and (2) Lessor's other mineral, surface, grazing and recreational lessees or assignees, together with the right of ingress to and egress from the Leased Premises for all purposes including exploring, developing and operating the Leased Premises for oil, gas and other minerals of whatever nature which are not covered by the Lease or which may hereafter be released from the Lease and equal and concurrent rights to complete water source wells on the Leased Premises and in any reservoir not productive of oil or gas for the purpose of obtaining water for domestic and agricultural use and consumption and for the exploration, development and operation of Lessor's reserved rights; provided, however, Lessor agrees not to use the surface of the Leased Premises affected hereby in any manner that will interfere unduly with any of Lessee's rights in exploring, developing, producing, treating, processing, transporting, marketing and caring for oil, gas and other hydrocarbons under the Leased Premises. As between mineral, surface, grazing and recreational lessees, Lessee shall have the prior right of access to the surface but Lessee agrees to reasonably accommodate such lessees' concurrent use of said surface. Lessee shall have no right to use the surface of any of the lands comprising Tract 2.

c. All rights granted to Lessee in the Lease shall be limited to the lands and depths described and covered by the Lease together with Lessor's ingress to and egress to and from Leased Premises and shall not extend to and Lessor expressly reserves all rights, privileges and usage which relate to lands not described herein or which may be released herefrom. Specifically, but not by way of limitation, Lessee is prohibited from utilizing any right or privilege granted under the Lease for use or benefit of or as a convenience in operating on lands not covered by the Lease, whether such other lands are owned by Lessor or third parties, unless such right is granted in writing by Lessor.

d. Lessor reserves unto itself and its successors, assignees, contractors, agents and lessees the concurrent right to use any access to and from the above lands and to conduct operations on the surface of the above land in order to explore for, drill to, produce, develop, transport, store, treat and market oil, gas and other minerals from (1) depths not covered hereby from time to time; (2) other lands of Lessor or anyone or more of Lessor; and (3) other lands not owned by Lessor, and to drill through said above described property and depths held under the Lease from time to time in order to explore for, develop, produce and market oil, gas or other minerals from below the above property or from any other lands of Lessor or from any other lands not owned by Lessor. In this regard, it is agreed that surface use shall be such that will not interfere unduly with Lessee's operations but Lessee agrees to cooperate with any other operator in regard to surface operations.

e. In regard to geophysical and/or geologic surveys by seismograph, core tests or other magnetic tests conducted on Leased Premises, Lessor shall be paid $15.00 for each acre (or fraction thereof) of survey conducted.

f. Lessee may not grant permission for seismographic or other "shooting operations" on the Leased Premises to others nor may others who do not own any legal or equitable interest in the Lease participate in the costs of such seismic operations in exchange for such data, as Lessee may only conduct or cause to be conducted such operations for its own use. Lessee may grant such permission in each instance where Lessee participates with others or is in a joint venture with others in conducting such seismic survey. However, Lessor reserves the right to grant permission to others to conduct such operations in which event Lessee shall receive from such seismic operator a copy of data obtained.

g. Notwithstanding any other provisions contained in this Lease, it is understood and agreed that this Lease shall not cover geothermal resources.

4. ROYALTIES. The royalties to be paid by Lessee are as follows. In each of the following subparagraphs, the "royalty fraction" is eighteen and three quarters percent (18.75%):

a. On oil, the royalty fraction of that produced and saved from said land, same to be delivered at the wells or to the credit of Lessor in the pipe line to which the wells may be connected.

b. On gas, including casinghead gas and all gaseous substances produced from said land and sold or used off the premises except in the manufacture of gasoline or other products therefrom, the market value of the royalty fraction of the gas sold or used, such market value to be based on the highest market price paid or offered for gas of comparable quality at the point of sale or use and when run, or the gross price paid or offered to the producer, whichever is the greater. Lessor's royalty shall never bear any portion of the expense of transportation, treatment, processing, dehydration, compression or other similar charges.

c. On distillate, condensate and other products separated or extracted by use of oil and gas separators of conventional type or other equipment at least as efficient from gas, including casinghead gas or other gaseous substances produced from said land, the market value at the point of sale of the royalty fraction of the distillate, condensate and other products so separated and extracted, it being understood and agreed that said gas, before being sold or used, will be run through such separators or other equipment unless (1) the same is processed in an absorption or extraction plant, or (2) the liquid hydrocarbon content of said gas is so small as to make the installation and operation of separators or other comparable equipment unprofitable, or (3) the pressure of said gas is such that running the same through separators or other comparable equipment will so reduce the pressure that Lessee will be unable to sell and deliver the separated gas against existing gathering system or pipe line pressures.

d. In the event that any gas, including casinghead gas, from said land shall be processed in an absorption or extraction plant owned or operated in whole or in part by Lessee or any assignee of Lessee, or any affiliated, parent, or subsidiary company of either of them (it being understood and agreed that nothing herein contained shall require Lessee or any assignee to so process such gas unless a reasonable and prudent operator, acting in accordance with the standard of conduct required herein, would do so) then in lieu of the royalties herein above provided on gas and the products extracted therefrom Lessor shall be paid as royalties on such gas and products therefrom the following:

i. On distillate, condensate and other products, which are condensed and/or extracted from the gas by running such gas through an adequate conventional type oil and gas separator on the Leased Premises the royalty fraction of the market value at the point of sale of the products which are so recovered.

ii. On products extracted from the gas in the absorption or extraction plant, but excluding products which are recovered by means described in the preceding subparagraph, the royalty fraction of the market value of the products so extracted and recovered, the market value to be determined at the point of sale.

e. In the event such absorption or extraction plant is operated by parties other than Lessee or any assignee of Lessee or affiliated, parent or subsidiary company of either of them, then the royalties to be paid on such gas, including casinghead gas so processed, shall be the royalty fraction of the market value at the point of sale of such gas or of the amount realized by Lessee from the sale thereof, whichever is the greater. The market value for such gas shall be based on the highest market price paid or offered for gas of comparable quality at the point of sale and when run, or the gross price paid or offered to the producer, whichever is the greater.

f. In the event gas produced from the Leased Premises is sold to a third party for processing in a plant irrespective of the location of such plant under a contract calling for the participation by Lessee in plant products and residue gas, then in lieu of the royalty thereon provided for above, the royalty to be paid on such gas shall be the royalty fraction of the benefits accruing to Lessee under such contract.

g. On residue gas (that remaining after having been processed for the liquid hydrocarbons therein contained) sold or used, the market value at the point of sale of the royalty fraction of such residue gas sold or used.

h. The recovery of products covered by this Lease shall be calculated by the making of periodical tests in accordance with modern and sound engineering practices prevailing in the industry at the time of the test.

i Lessor, its agents and representatives, shall have the right to witness any testing or gauging of oil, gas, condensate or distillate on the Leased Premises or on land pooled therewith, and Lessee, upon request, shall furnish to Lessor copies of all run tickets as soon as the run is made.

j. Lessor's royalty must never bear or be chargeable with, either directly or indirectly, any part of the costs or expenses of production, gathering, dehydration, compression, transportation, manufacturing, processing, treating or marketing depreciation of any plant or other facility or facilities or equipment for processing or treating or marketing depreciation of any plant or other facility or facilities or equipment for processing or treating of the oil or gas produced from the Leased Premises or lands pooled therewith. Lessee further acknowledges that Lessor is a state agency and Lessor's royalty interest is not subject to severance taxes. The amount of royalties due and owing to Lessor under this Lease must not in any event be reduced by severance taxes. If Lessee (or purchaser contracted by Lessee to purchase the production) fails to comply with the terms of this paragraph and does, in fact, deduct costs or expenses from the value of Lessors production, Lessee must reimburse Lessor as follows: (i) the full amount of such deductions made from the date first deducted; (ii) interest on such amount at an annual percentage rate equal to the maximum contract rate allowed by law, or 12 percent, whichever is lesser, compounded monthly; and (iii) a penalty in the amount of the greater of $25 or 5% of the amount owed. All payments due under this paragraph are due immediately on receipt of an invoice from Lessor.

k. In the event there is a shut-in gas well or wells on this Lease, Lessee may pay as royalty at monthly intervals One Thousand and no/100 Dollars ($1,000.00) per well per month, and if such payment is made or tendered, it will be considered that gas is being produced from the land covered by this Lease during any period for which such payment is made. Such payments may be paid or tendered to Lessor or to the credit of Lessor in Commercial State Bank, El Campo, Texas, (which bank and its successors are Lessor's agent and shall continue as the depository for all such payments regardless of changes in ownership of said land or said royalties). In the event Lessee elects to maintain this Lease in force and effect by the payment of shut-in royalty as herein provided, then the first of such payments shall be made within sixty (60) days following the shutting-in of such well, and such payment will maintain this Lease in force and effect from the date such well was shut-in and for a period of thirty (30) days following the date of such payment notwithstanding the expiration of the primary term. Thereafter, this Lease may be continued in force and effect by such payments by successive monthly payments made in advance by Lessee. The right to continue this Lease in force and effect by the payment of shut-in gas well royalty as above provided shall be a continuing right throughout the life of the Lease and Lessee may avail itself of such right at any time and from time to time when there is a shut-in gas well on the Leased Premises, or land pooled therewith. If at any time during which such well(s) are shut-in gas should be produced, sold and delivered in paying quantities from a well situated within 934 feet of the Leased Premises, or in any case where drainage is occurring, the right to further extend this Lease by shut-in royalty payments ceases. If Lessee fails to pay any shut-in royalty as provided, and this Lease is not otherwise being maintained in force and effect, this Lease automatically terminates. This Lease may not be maintained by shut-in payments for more than twenty-four (24) months in the aggregate.

5. MINIMUM ROYALTIES. If, at the expiration of the primary term of this and on each anniversary thereafter, the payments made to Lessor for royalties or shut-in royalties have amounted to less than Fifty and No/100 ($50.00) per acre for each acre then subject to the Lease, then a minimum royalty payment equal to the difference between Fifty and No/100 ($50.00) per acre for each acre then subject to the Lease and the amounts actually paid to Lessor during such period shall be paid to Lessor within thirty (30) days after such anniversary date. Drilling operations shall not extend the time for computation or payment of minimum royalty under the terms of this paragraph. No tender or payment of minimum royalty as herein provided shall ever perpetuate the Lease or be construed as constructive production in paying or commercial quantities.

6. ACCOUNTING FOR ROYALTY PAYMENTS. Lessee shall be required on a monthly basis, to account to Lessor separately for each well on the Leased Premises or land pooled therewith based upon the volume of production at each well head, with a statement reflecting the gross production of each well, the gross price per unit of production (gas being expressed in thousand cubic feet and oil being expressed in barrels of 42 gallons), the royalty interest in such production and the amount owed and paid to such royalty interest owner. In addition, Lessee shall comply with the Royalty Reporting Standards as set forth in Chapter 91, Natural Resources Code, Subchapter L. Further, it is expressly provided that the Lessee shall be liable to Lessor for the royalty on any oil, gas and all other hydrocarbons and sulphur and other minerals produced with oil or gas which may be lost or wasted due to leakage, fire, blowout or other reasons which are the result of the Lessee's negligence or the negligence of its agents, independent contractors, contractors, subcontractors, employees, assigns or any other party connected with operations on the Lease Premises under the direction of or at the request of the Lessee.

7. TAKING IN KIND. Lessor shall always have the right, upon reasonable written notice to Lessee, to take Lessor's royalty share of the gas in kind, in which event Lessor shall comply with all applicable laws, orders, rules and regulations of the Railroad Commission of Texas or other governmental authority having jurisdiction thereof and applicable thereto; and provided that such operation shall be at Lessor's sole cost and expense and any additional expenses incurred by Lessee in delivering Lessor's royalty share of the gas in kind shall be repaid by Lessor; and provided further that Lessor agrees to indemnify and hold Lessee harmless from and against any and all claims resulting from or arising out of such operations by Lessor, and all costs and expense incurred by Lessee by reason of any such claim or claims. If Lessor elects to take its royalty share of gas in kind, and markets such gas separately from Lessee, Lessor and Lessee shall enter into an appropriate gas balancing agreement using the AAPL form then currently in use.

8. TIME FOR PAYMENT OF ROYALTIES. All royalties due hereunder shall be paid within thirty (30) days of Lessee's receipt of the proceeds of sale of all hydrocarbons produced and sold from the Leased Premises, but in no event beyond the time permitted by Tex. Nat. Res. Code sec. 91.402. If not timely paid, interest on all overdue payments shall accrue at the highest rate permitted by any applicable statute, rule or regulation. If Lessee should fail to pay any amount required under this Lease within the time period specified in this Lease or required by law, whichever is less, Lessor shall give Lessee written notice by certified mail addressed to Lessee of such default in such payment and Lessee shall have thirty (30) days including Saturdays, Sundays and holidays after receipt of such notice to pay to Lessor such amount then due and owing plus interest on such past due amount as above provided. If full payment (including interest) has not been received by Lessor within the thirty (30) day period after notice, this Lease will terminate; provided, however, that if Lessee shall asset by written notice to Lessor within the thirty (30) day period that a good faith, bona fide dispute exists as to the entitlement of Lessor to payment of such amount, based on a written opinion of an attorney who is licensed to practice in Texas and certified as a specialist in oil, gas and mineral law by the Texas Board of Legal Specialization, which written opinion, setting forth the factual and legal bases for the alleged bona fide dispute, is included with Lessee's notice, Lessee may then satisfy its obligations to pay such disputed amount hereunder and avoid termination of this Lease by paying such disputed amount to a trustee acceptable to both parties, which trustee shall retain and invest such disputed amount in an interest-bearing account approved by Lessor pending resolution of such dispute with the interest to belong to the rightful owner of such amount. If Lessor and Lessee cannot agree on a trustee to hold and invest the disputed amount within fifteen (15) days after Lessee's notice, or if such dispute has not been settled and resolved within ninety (90) days after Lessee's notice, then Lessee, upon request by Lessor, shall at its expense institute an interpleader action, joining all claimants to the disputed royalties, and tender the disputed amount plus any interest accrued thereon into a court of competent jurisdiction to be held and invested under the direction of the court. No attorney's fees or costs shall be charged by Lessee against the royalties so interpleaded. If Lessee has timely paid over the disputed amount and the accrued interest thereon to the trustee or has timely interpleaded the disputed amount and the accrued interest thereon, Lessor may not terminate the Lease by reason of such non-payment. In any dispute involving this Lease, including but not limited to any dispute as to whether this Lease has terminated in whole or in part, Lessor shall be entitled to recover from Lessee reasonable and necessary attorney's fees and court costs.

9. POOLING. No potion of Tract 1 shall ever be pooled without Lessor's express written consent, which may be withheld by Lessor for any reason. Lessee, at its option, is hereby given the right and power to pool or combine all or any potion of Tract 2 as to oil and gas, or either of them, with other land, lease or leases in the immediate vicinity thereof to the extent hereinafter stipulated, when in Lessee's judgment it is necessary or advisable to do so in order properly to explore, or to develop and operate said Leased Premises in compliance with the spacing rules of the Railroad Commission of Texas, or other lawful authority, or when to do so would, in the judgment of Lessee, promote the conservation of oil and gas in and under and that may be produced from said premises. Units pooled for oil hereunder shall not exceed 40 acres each in area, and units pooled for gas hereunder shall not exceed in area:

a. 80 acres each affecting rights from the surface of the ground down through 5,000 feet; and

b. 160 acres each affecting rights below 5,000 feet.

Lessee under the provisions hereof may pool or combine all or any potion of Tract 2 as to oil in any one or more strata and as to gas in any one or more strata. The units formed by pooling as to any stratum or strata need not conform in size or area with the unit or units into which the Lease is pooled or combined as to any other stratum or strata, and oil units need not conform as to area with gas units. The pooling in one or more instances shall not exhaust the rights of the Lessee hereunder to pool all or any potion of Tract 2 into other units. Lessee shall file for record in the appropriate records of the county in which the Leased Premises are situated an instrument describing and designating the pooled acreage as a pooled unit, and in addition thereto shall furnish Lessor promptly with an executed copy of such instrument. Lessee may at its election exercise its pooling option before or after commencing operations for or completing an oil or gas well on the Leased Premises, and the pooled unit may include, but it is not required to include, land or leases upon which a well capable of producing oil or gas in paying quantities has theretofore been completed or upon which operations for the drilling of a well for oil or gas have theretofore been commenced. Operations for drilling on or production of oil or gas from any part of the pooled unit which includes all or a portion of the land covered by this Lease, regardless of whether such operations for drilling were commenced or such production was secured before or after the execution of this instrument or the instrument designating the pooled unit, shall be considered as operations for drilling on or production of oil or gas from land covered by this Lease and included in the unit whether or not the well or wells be located on the premises covered by this Lease, and the entire acreage constituting such unit or units, as to oil and gas, or either of them, as herein provided, shall be treated for all purposes, except the payment of royalties on production from the pooled unit, as if the same were included in Tract 2 of this Lease. For the purpose of computing the royalties to which owners of royalties and payments out of production and each of them shall be entitled on production of oil and gas, or either of them, from the pooled unit, there shall be allocated to the land covered by this Lease and included in said unit a pro rata portion of the oil and gas, or either of them, produced from the pooled unit after deducting that used for operations on the pooled unit. Such allocation shall be on an acreage basis - that is to say, there shall be allocated to the acreage covered by this Lease and included in the pooled unit that pro rata portion of the oil and gas, or either of them, produced from the pooled unit which the number of surface acres covered by this Lease and included in the pooled unit bears to the total number of surface acres included in the pooled unit. Royalties hereunder shall be computed on the potion of such production, whether it be oil and gas, or either of them, so allocated to the land covered by this Lease and included in the unit, just as though such production were from such land. The production from an oil well will be considered as production from the Lease or oil pooled unit from which it is producing and not as production from a gas pooled unit; and production from a gas well will be considered as production from the Lease or gas pooled unit from which it is producing and not from an oil pooled unit. Operations on or production from a unit shall maintain this Lease only as to the acreage and depths actually included in such unit. Lessee's pooling authority terminates upon the expiration or termination (in whole or in pat) of this Lease, and, at Lessor's election (which may be made at any time within one [1] year after a determination that the Lease has terminated or expired, in whole or in pat), any portion of the Leased Premises as to which this Lease has expired or terminated, which has been included in a unit, shall no longer be subject to such unit. Any pooled unit designated by Lessee in accordance with the terms hereof may be dissolved by Lessee by instrument filed for record in the appropriate records of the county in which the Leased Premises are situated at any time after the completion of a dry hole or the cessation of production on said unit. Lessee is denied the right to seek or consent to the forced pooling of any part of the Leased Premises under the Mineral Interest Pooling Act or other pooling statutes of Texas without Lessor's express written consent.

The formation of any unit hereunder shall not have the effect of exchanging, transferring, or cross-conveying any interest under this Lease (including, without limitation, any shut-in royalty which may become payable under this Lease) between parties owning interests in land covered by this Lease and parties owning interests in land not covered by this Lease, or between owners of Separate Tracts covered by this Lease, or between owners of undivided interests or NP Interest in any tract covered by this Lease. A unit established hereunder shall be valid and effective for all purposes of this Lease even though there may be mineral, royalty, or leasehold interests in lands within the unit which are not effectively pooled or unitized; provided, however, that Lessor's royalties shall never be reduced by or charged with any non-pooled non-participating royalty or non-participating mineral interest ("NP Interest"), due to Lessee's failure to secure the permission of any such interest owners to the pooling of any such interest hereunder; provided further that Lessee shall use its best efforts to secure the consent of any NP Interest owner in to pooling of Separate Tracts covered by this Lease prior to the drilling of any well thereon, but if Lessee is not successful in securing the consent to such pooling, any such unpooled NP Interest may not be deducted from Lessor's royalty. If this Lease now or hereafter covers Separate Tracts, no pooling, unitization or communitization as between such separate tracts is intended or shall be implied or result therefrom, nor from the inclusion of the pooling authority granted hereby, nor for any other reason. No offer to pool any such NP Interest is extended to any owner thereof, nor shall any such offer be implied from the fact that this Lease covers Separate Tracts, nor shall any pooling be effected otherwise than by Lessee's express written exercise of the pooling authority granted hereby. Lessee shall nevertheless have the right to pool or unitize such Separate Tracts, with consequent allocation of production as herein provided, by filing a written designation to that effect, as provided below. Lessor and Lessee expressly disavow the holding in London v. Merriman, 756 S.W.2d 736 (Tex. App. - Corpus Christi 1988, writ denied), and the ratification of this Lease by the owner of any NP Interest shall apply only to each Separate Tract in which such owner owns such interest, and shall not affect any pooling with the balance of the Leased Premises. Pooling hereunder, if effected as a result of Lessee's exercise of the pooling authority granted hereby, shall not result in any cross-conveyance of interests among the owners of NP Interests and Lessor. As used herein, "Separate Tracts" means tracts with royalty ownership differing, now or hereafter, either as to parties or amounts, from that as to any other part of the leased premises. Lessee agrees to exercise its pooling authority in such a manner as to minimize Lessor's exposure to NP Interests. Upon termination of this Lease, in whole or in part, Lessee's pooling authority as to the terminated acreage shall cease, and any purported pooling of such terminated potion shall likewise cease. The provisions of this paragraph are not intended to deny to the owner of any NP Interest the right to share in production from any properly formed pooled unit which is authorized by this Lease, provided that such owner ratifies this Lease or the unit or otherwise consents to pooling of such interest upon terms substantially identical to the terms hereof. Lessor may withhold its consent to any pooled unit if Lessee fails to secure from the owner of any such NP Interest such ratification or consent to pooling.

10. DRY HOLES. If prior to discovery and production of oil or gas on said land or on acreage pooled therewith, Lessee should drill a dry hole or holes thereon, or if after discovery and production of oil or gas the production thereof should cease from any cause, this Lease shall not terminate if Lessee commences operations for drilling or reworking within ninety (90) days thereafter. If at any time subsequent to ninety (90) days prior to the beginning of the last year of the primary term and prior to the discovery of oil or gas on said land, or on acreage pooled therewith, Lessee should drill a dry hole thereon, no operations are necessary in order to keep the Lease in force during the remainder of the primary term. If at the expiration of the primary term oil or gas is not being produced on said land, or on acreage pooled therewith, but Lessee is then engaged in drilling or reworking operations thereon or shall have completed a dry hole thereon within ninety (90) days prior to the end of the primary term, the Lease shall remain in force so long as operations on said well or for drilling or reworking of any additional well are prosecuted with no cessation of more than sixty (60) consecutive days, and if they result in the production of oil or gas, so long thereafter as oil or gas is produced from said land or acreage pooled therewith.

11. RETAINED ACREAGE AND DEPTHS; RELEASES.

a. At the expiration of the primary term of the Lease or at the end of the extended period provided below, the Lease shall terminate SAVE and EXCEPT for (i) forty (40) acres of land surrounding each commercial oil well; (ii) eighty (80) acres of land surrounding each commercial gas well producing or capable of producing gas in paying or commercial quantities from the surface to 5,000 feet and (iii) one hundred sixty (160) acres of land surrounding each commercial gas well producing or capable of producing gas in paying or commercial quantities from below 5,000 feet; the point of production for purposes of determining the amount of acreage which Lessee may allocate to each well shall be the deepest producing or producible perforation as it may vary from time to time and on a retained tract by retained tract basis; and further SAVE AND EXCEPT the rights granted by the Lease in and to the oil and gas and constituent substances in and under each such retained tract from the surface of the ground to a depth of 100 feet below the stratigraphic equivalent of the deepest zone or horizon which reasonably appears to be productive of oil or gas from the well as depicted on the electric log of such well, on a well-by-well basis; however, at the expiration of one (1) year after the expiration of the primary term or one (1) year after the extended period provided below, Lessee may only retain rights under each such retained tract from the surface to 100' below stratigraphic equivalent of the then-deepest producing perforation, together with acreage around such wellbore that corresponds with the formula set forth above. On each occasion that a well is (a) recompleted at different depths and/or (b) recompleted as an oil well after previously completed as a gas well, the acreage and depths which may be retained around such well shall vary and be adjusted according to the formula set forth above. In the event the Railroad Commission of Texas (or other governmental authority having jurisdiction) requires, as opposed to permits, pursuant to Special Field Rules, the allocation of larger or smaller tracts of land or units to any such producing well in order to obtain the maximum production allowable, then the Lease shall continue in force and effect as to the amount of acreage surrounding each well required to obtain such full allocation. If after the primary term, Lessee has perpetuated the Lease or pat thereof with a well or wells producing or shut-in on proration units required by Railroad Commission pursuant to Special Field Rules and the size of such proration unit(s) around wells is reduced by Railroad Commission or other regulatory rule, then Lessee shall have ninety (90) days after receipt of notice of such Railroad Commission rule within which to commence drilling or recompletion operations on any of the then-retained tracts which were being held by the prior and larger proration units and if such well is timely commenced and operations are prosecuted on such well or for the drilling of additional wells on such prior and larger proration unit without cessation of more than ninety (90) consecutive days, the acreage held within the prior and larger proration unit shall be perpetuated during such operations and for ninety (90) consecutive days thereafter but upon cessation of drilling operations for more than ninety (90) consecutive days, then the Lease shall terminate except for the acreage allocated around each then producing or shut-in well in accordance with the smaller proration units prescribed or required by the Railroad Commission or other regulatory authority pursuant to Special Field Rules. Lessee shall, within thirty (30) days after the expiration of the Lease or pats hereof, file of record in the office of the County Clerk of Matagorda County, Texas, an instrument releasing the Lease insofar as the Lease has terminated, specifically describing by metes and bounds the retained tracts surrounding each producing well and the depth which may be retained by Lessee thereunder. If requested by Lessor, Lessee shall, prior to recording such release, deliver to Lessor a plat depicting the location of each retained tract along with the log of each well within a retained tract and proof of the depth claimed by Lessee to be retained within each tract. Lessee agrees to keep such log confidential. Upon satisfying Lessor that Lessee has complied with this Paragraph 12, Lessee shall record said release or releases. Each such tract shall be in the form of a square with the well located thereon in the center of said tract. However, if, because of the Lease boundaries, it is impossible to designate a square around such well then Lessee may designate a rectangle the length of which shall not exceed twice its width, with the well legally located with respect to the boundaries thereof.

b. If, on the dates the partial releases called for herein become effective, Lessee is then engaged in the actual drilling of a well in search of oil or gas on the land covered hereby or has drilled a well thereon within a period of ninety (90) days prior to the expiration of such period, then the provisions of this paragraph shall not be applicable until such time as the Lessee allows a period of ninety (90) consecutive days to elapse between the completion of drilling operations on a well and the actual commencement of drilling operations on subsequent wells on the lands covered hereby.

c. At such time as a partial termination of the Lease occurs under the provisions of this paragraph, each retained tract shall be considered as a separately leased tract, in the same manner as if Lessor had executed separate and distinct leases covering each such retained tract. Notwithstanding a partial termination of the Lease under the above provisions, it is agreed that Lessee may continue to use the same ingress and egress over those lands partially released or as to which this Lease has terminated, so as to enable Lessee to develop and operate the retained tracts. Further, it shall not be necessary for Lessee to remove or relocate any pipelines, tank batteries or other surface equipment or installations from any potions of the Lease which have terminated for so long as same continue to be used for the development of and operations on such retained tracts.

d. The formula set forth in subparagraph a above for retained tracts shall not be construed as an agreement or stipulation on the part of Lessor that such drilling constitutes reasonable development of the Leased Premises. Lessee agrees to drill such additional well or wells on each retained tract, (or such potion or potions thereof as may be in force and effect from time to time) as may be necessary to reasonably develop the same for the production of oil and/or gas.

e. Upon expiration or termination of this Lease for any reason as to all or any potion of the land herein described, Lessee shall be obligated at its expense promptly to prepare, execute and file, in the public record in the county in which such land or portion thereof is located, an appropriate release instrument covering all or such potion of said land, and to forward a copy of same as so recorded to Lessor.

f.. Lessee may at any time or times execute and deliver to Lessor and place of record a release or releases covering any potion or potions of the above described premises and thereby surrender this Lease as to such potion or potions and be relieved of all obligations as to the acreage surrendered, except for obligations which have accrued as of the date of the delivery and recording of such release, and thereafter the rentals payable hereunder shall be reduced in the proportion that the acreage covered hereby is reduced by said release or releases.

12. ASSIGNMENTS.

a. Lessee shall not assign or in any manner transfer the Lease or any of its rights hereunder without the prior written consent of Lessor, which consent may not be unreasonably denied if the proposed lessee is financially responsible and experienced in oil and gas operations and production (a "Qualified Transferee"). Consent by Lessor to one or more assignments or transfers shall not operate as a waiver of Lessor's rights as to any subsequent assignments or transfers. In the event that Lessee shall request Lessor's prior written consent to any assignment or transfer of the Lease, Lessee shall submit to Lessor fully executed copies of any proposed assignment or transfer together with information to establish that the proposed assignee is a Qualified Transferee.

b. In the event of an assignment or partial assignment of the Lease with consent of Lessor first obtained in writing, it is agreed that the provisions hereof, both express and implied, shall be considered as covenants running with the land and binding upon any assignee or sub-lessee of Lessee, and shall extend to its permitted and consented to heirs, successors and assigns. Any attempted assignment or partial assignment of the Lease without the written consent of Lessor as provided in subparagraph a. shall be null and void. In no event may any assignment of the Lease ever operate to reduce or extinguish obligations of Lessee which accrued prior to such assignment or partial assignment.

c. Lessor may fully assign or transfer any of its rights hereunder but in such event, it is agreed that any such change, transfer or division of Lessor's rights hereunder shall not operate to enlarge the obligations or diminish the rights of Lessee. No sale or assignment by Lessor shall be binding on Lessee unless Lessee shall be furnished with a true and correct copy of the recorded instrument evidencing same.

d. It is agreed that the term "assignment" shall extend to any transfer of Lease rights, in whole or in part, conditional or unconditional, whether labeled as a farmout, assignment, transfer, or some other label involving a transfer or permit of any or all of Lessee's rights hereunder to a third person, including Lessee's designation as operator.

13. NO WARRANTY OF TITLE. This Lease is made without warranty of title express or implied. It is agreed, however, that if this Lease covers less than the full mineral interest in the lands described herein, then royalties, except the shut-in gas royalty provided for herein, to be paid to Lessor by Lessee shall be that proportion that the mineral interest in said land covered by this Lease bears to the entire and undivided mineral fee interest in said land.

14. FORCE MAJEURE. Should Lessee be prevented from complying with any express or implied covenant of the Lease, from conducting drilling or reworking operations hereon or from producing oil or gas herefrom by reason of or by operation of force majeure, any federal or state law or any order, rule or regulation of governmental authority, then while so prevented, Lessee's obligation to comply with such covenants shall be suspended and Lessee shall not be liable in damages for failure to comply therewith and the Lease, as to the acreage and depths then covered thereby, shall be extended while and so long as Lessee is prevented by any such cause from conducting drilling or reworking operations on or producing oil and gas from the Leased Premises and the time while Lessee is so prevented shall not be counted against Lessee. In the event Lessee intends to claim any rights under this paragraph, Lessee shall advise Lessor in writing within a period of fifteen (15) days after the date Lessee claims any obligation hereunder is suspended, setting forth in reasonable detail all facts that Lessee relies upon to utilize the provisions of this paragraph. No suspension of the operations under this paragraph shall be effective for more than one hundred twenty (120) days unless Lessee shall pay or tender to Lessor or to Lessor's credit in Lessor's designated depository, on or before the expiration of such one hundred twenty (120) day period and monthly thereafter during the period such suspension is claimed, a sum of money equal to one-twelfth (1/12 ) of $500.00 per acre times the number of acres then covered by the Lease. Lessee may, if desired, make an annual force majeure payment of $500.00 per acre to Lessor or the depository named above for each acre subject to the Lease at the time of such payment and thus be entitled to perpetuate the Lease for a consecutive twelve (12) month period during such force majeure suspension, in lieu of monthly force majeure payments. If Lessee elects to make such annual payments and during such twelve (12) month period, the suspension is lifted and Lessee resumes production, no refund of any such force majeure payment will be due. Notwithstanding anything above stated to the contrary, if Lessee is prevented from complying with the Lease because of Lessee's intentional or negligent acts or omissions then this provision shall not be available to Lessee to perpetuate the Lease or suspend Lessee's obligations. Lessee shall at all times act with all due diligence and dispatch to remove any force majeure. Nothing in this paragraph shall excuse the Lessee's performance of any covenant or agreement requiring the payment of money.

15. INFORMATION TO LESSOR.

a. Lessee agrees to give Lessor notice prior to the commencement of any drilling, reworking, completion, pipeline and seismic operations on the Leased Premises, the approximate date of commencement of such operations and the approximate location of the same and the objective depths of any proposed well, such notice to be given within a reasonable time prior to the commencement of such operations. During Lessee's regular office hours, Lessor shall have reasonable access to and/or may request that Lessee provide Lessor with copies of all information concerning the drilling, deepening, plugging back, coring, testing and completing or recompleting of any and all wells on the Leased Premises, and the marketing of production therefrom, including but not limited to, all daily drilling repots telecopied or emailed to Lessor daily, all driller's logs, all well logs and surveys, production chats and records, and volumes of constituents of oil or gas, copies of analysis of core tests and wireline tests and Lessor shall be entitled to view and copy seismic data including digital tapes, reproducible mylar seismic sections and appropriate shot point maps for all data recorded on the Lease, the seismic sections to be in a final processing form that is standard in the industry, migrated and unmigrated sections will be full fold coverage and will show a conventional title block describing field and processing parameters. Further, Lessee shall provide Lessor with all information concerning the production and marketing of oil and gas from the Leased Premises, along with copies of all forms filed with the Railroad Commission of Texas or any other governmental authority having jurisdiction over Lessee's operations on the Lease; all information relating to the costs incurred in drilling, completing, testing and reworking of wells; provided Lessor agrees to keep confidential all non-public information obtained under the terms of this paragraph and will not divulge such non-public information to parties other than Lessor's attorneys, geologists, petroleum engineers, accountants, financial consultants, guardians or other personnel or legal representatives, for six (6) months after Lessor receives same or until such information is generally available to the public, whichever happens sooner.

b. Upon written request by Lessor to Lessee, Lessee agrees to make available to Lessor at Lessee's premises sufficient data and information for Lessor to make an independent calculation of reserve estimates under the Lease. All information provided to Lessor in this regard shall be without warranty and not more than once a year.

c. Lessee, its successors and assigns, agree and obligate themselves to furnish to Lessor (1) all abstracts of title, runsheets, title opinions and documents pertaining to title examinations, if any, and (2) copies of all land surveys made of the Leased Premises or pats thereof.

d. Lessee shall be obligated to apprise Lessor of any developments in the area of the Leased Premises which affect or potentially Lessor's interests, including but not limited to activities on adjacent or nearby land by Lessee or others, of which Lessee or its employees have or obtain knowledge, which cause drainage from the Leased Premises, damage to any reservoir underlying the Leased Premises, violate any conservation rules, regulations or statutes affecting any such reservoir, or result in litigation between Lessee and any other party affecting the Leased Premises or operations thereon. Lessee shall give notice to Lessor of the making and progress of any claim Lessee has or may asset against any party arising in whole or in part from production from or operations on the Leased Premises or land in the vicinity thereof, including the recovery, compromise settlement of each claim. Lessor shall not be bound to conduct any investigation into such matters and may rely upon Lessee's obligation to provide information to Lessor as to such matters.

Lessee agrees to give notice to Lessor in the event Lessee decides to bring a regulatory proceeding, claim or lawsuit against a third party who is draining, damaging, overproducing, unlawfully depleting, or otherwise damaging any reservoir underlying the Leased Premises, in a timely fashion so that Lessor may asset Lessor's own claim or lawsuit in a court of appropriate jurisdiction, or before a regulatory agency. Lessee shall give such notice to Lessor within sixty (60) days of the date that Lessee decides to asset such claim or lawsuit. In the event Lessee shall file a lawsuit and recover damages by virtue thereof or otherwise receives a sum of money from any third party on account of drainage, damaging, overproducing, unlawfully depleting or otherwise damaging any reservoir underlying the Leased Premises, by compromise settlement agreement, alternative dispute resolution or otherwise, then the Lessee will always be deemed to be also representing the Royalty Share of the Lessor and any recovery by or payment to Lessee representing damage to the reservoir or any Oil and Gas well or any productive Oil and Gas sand or zone underlying the Leased Premises shall be shared pro rata with Lessor. Nothing herein shall preclude Lessor from bringing Lessor's own action but Lessor should never be required to bring any such action, and Lessee shall always be deemed to be representing the Lessor's Royalty and/or overriding Royalty Share and shall pay same to Lessor from recoveries or payments to Lessor by virtue or on account of the foregoing recovery, if any. If Lessee does not succeed in securing a recovery from such third party, Lessee shall not be responsible to Lessor for failure to succeed in securing any recovery thereon. The provisions of this Paragraph 5 shall not be deemed to create a fiduciary relationship of Lessee to Lessor or an obligation of Lessee to act as agent of Lessor with respect to the matters set forth in this Paragraph 5. Lessee has an affirmative duty to disclose all relevant information coming to Lessee's attention concerning the Leased Premises and the production of oil and gas therefrom, as well as any litigation or regulatory proceedings in any way related to same.

Lessee's failure to disclose any such information, whether or not such information is or may be otherwise available to Lessor, unless such information is actually known by Lessor (the burden of proof being on Lessee as to such issue), shall bar the assertion by Lessee of the defense of the statute of limitations in any action between Lessor and Lessee arising out of this Lease.

16. SURFACE/SUBSURFACE PROTECTION CLAUSES. As a part of the consideration for the Lease, Lessor and Lessee agree as follows:

a. Roads and Gates: Lessee agrees to use existing gates and roadways to enter and leave the Leased Premises, where available. Lessee and all persons entering or leaving the Leased Premises in connection with Lessee's operations hereunder shall keep all outside and interior gates along the route or routes designated for such use securely closed except immediately before and immediately after each such separate use. Lessee may, during the term of the Lease place separate locks on any perimeter access gate. If requested by Lessor, Lessee agrees to place a guard or representative at the entrance to the Leased Premises during drilling and completion operations. In connection with any roads which Lessee desires to build, Lessee agrees to consult with Lessor as to the location of such roads and to accommodate Lessor in selecting reasonable access and will construct such diversion terraces along any new roads as may be reasonably necessary to reduce soil erosion. Lessee shall be required to install cattle guards and, at Lessor's option, pipe gates to the side of such cattle guards at each fence crossing.

b. Maintenance and Repairs: Lessee will maintain approaches, gates, fences, cattle guards, roadways and other improvements used or damaged in connection with Lessee's operations in a good state of repair and will promptly cause to be repaired and restored any damage to the surface or improvements of the Leased Premises occasioned by or resulting from Lessee's operations. In regard to maintenance of roads used by Lessee or its employees, contractors and invitees, Lessee shall repair damaged or deteriorating potions of roads within a reasonable time not to exceed thirty (30) days after notice by Lessor of the need for such repair. Materials used to repair road damage shall be either caliche, gravel or other materials selected by Lessor except dirt fill.

c. Speed Limit. All times that Lessee's, or Lessee's agent's, contractor's or representative's vehicles are on the Leased Premises, such vehicles shall not exceed a speed of twenty (20) miles per hour.

d. Fences. Lessee shall consult with Lessor prior to cutting any fence. If Lessee desires to cut a boundary fence, Lessee must obtain permission from Lessor and the adjoining landowner prior to cutting any fence. Should it be necessary to cut any fence or fences on the Leased Premises for the purposes of passage and Lessee obtains permission from Lessor (and as to boundary fences, from the adjoining landowner) then in such event, Lessee is permitted to cut such fence provided that prior to cutting such fences there shall be installed six (6) 10-foot posts with not less than 8-inch tops, each buried five (5) feet into the ground with three (3) posts on each side of the proposed cut. The posts are to be properly braced with horizontal braces and wired so that when the fence is cut, there will be no slackening of the wires. After any fences are cut, a metal gate shall immediately be placed in the fence which, if requested by Lessor, shall be locked with a key to be furnished to Lessor.

e. Drill site Locations. This Lease prohibits lessee from using the surface of the land for drilling, production, or other operations on streets, alleys, or a public square. No well may be drilled on the site of the municipal airport without prior approval of the City of Palacios as to the proposed site, and no drilling operation shall interfere or obstruct the use of any airport facilities. Lessee understands that any proposed use of the airport may also require approval from the Federal Aviation Administration. In regard to the construction of drill site locations, first Lessee agrees to remove and stack to one side of the location, the first 8 inches of top soil from the location. Lessee shall bio-remediate all pits containing oil-based mud before closure (bio-remediation generally includes cultivation of the soil and addition of supplements and nutrients such as fertilizer to promote the bio-degrading of hydrocarbons). Lessee shall restore all pits containing water-based materials according to Texas Railroad Commission standards. If a drillsite is in a watershed or near a water source and there is a likelihood that reserve pit materials could be washed by rainwater into such water source, then upon completion of such drilling operations, Lessee agrees to remove oil-based residue from such pit or site. Lessee shall line all pits containing oil-based muds or petroleum waste materials with a non-permeable liner prior to use and remove such materials and liner when drilling is completed. Each drillsite, including slush pits, tanks, separators, treaters and any and all other pertinent well and lease equipment above the surface, will be enclosed and kept enclosed with a wire mesh or bullwire fence capable of turning livestock, promptly after completion of any drilling operations and such fence shall be maintained by Lessee for so long as such equipment remains on Leased Premises or during the period of production resulting from such operations. No drilling operation, pipeline construction, seismic lines or operations of any nature shall be conducted within 500 feet of any houses, barns, water wells or permanent improvements, without prior notice to and consent of the owner of said improvements.

f.. Drillsite Restoration. Within sixty (60) days after completion or abandonment of any well drilled on the Leased Premises, Lessee will remove all caliche from the drillsite except a minimum amount around the wellbore of a commercial well necessary for maintaining and operating such well; return the top soil, which was previously removed and stacked, uniformly over the drillsite location and will clean up the well site and remove from the Leased Premises any and all oil and/or gas waste materials, oil spills, junk materials, pieces of iron, pipes, steel and other debris and foreign materials and will level all mounds, fill all pits and other excavations and will remove all deleterious materials and substances that might cause injury to person or livestock and generally restore such location to its original condition, except for the minimum amount of surface needed to service a commercial well. If requested by Lessor, Lessee agrees to fertilize and neutralize the disturbed surface and plant the disturbed area with the type, quantity and quality of grass designated by Lessor and the State Soil Conservation Service.

g. Surface Restoration. Lessee will restore the surface of the Leased Premises used by Lessee or its agents, contractors and employees, to as near its original condition as is reasonably practicable after the completion, of each operation conducted hereunder including the removal of all caliche except the minimum amount necessary for operations and root plow and seed such areas with the kind, quality and quantity of grass designated by Lessor and further agrees to fertilize and neutralize the affected areas.

h. Trash. Lessee will use every effort to prevent fires on the Leased Premises and will use every effort to prevent papers, boxes, sacks and containers and waste materials of any kind from coming on the Leased Premises and littering the Leased Premises. Under no circumstances will Lessee be allowed to bury any trash, debris or foreign material of any nature on any of Lessor's lands.

i. Surface Facilities. Prior to erecting any storage tanks, pipelines, compressor stations or other usual lease facilities which may be needed by Lessee for producing oil and gas and operating the Lease, Lessee shall advise Lessor of Lessee's intentions. Lessor and Lessee will then mutually select the site or sites for locating such equipment and pipelines, taking into consideration the operations of Lessor and Lessee's needs in conducting its operations under the terms of the Lease in a reasonable manner. Lessee is prohibited from constructing an oil or gas refinery or a plant for cleaning up gas or removing H2S on the Leased Premises without first obtaining a separate written lease agreement with Lessor. The location of separators, dehydrators and compressors shall not be considered as plants.

j. Hunting and Fishing Prohibited. A condition to the granting of the Lease is that no employee representative or contractor of Lessee or any other person allowed to come upon said land by Lessee, shall be permitted to hunt, fish, swim, camp or picnic on said land and no dog, gun, firearm, fishing equipment or other sporting paraphernalia of any type will be permitted on the Leased Premises. Lessee agrees that Lessor or his agents, employees, contractors or any law enforcement officer or official may stop and search any vehicle coming onto or leaving the Leased Premises under authority granted under the Lease and may search any building, fixture or container placed on the Leased Premises in order to enforce all provisions of the Lease. If any of Lessee's agents, contractors, representatives or employees violates this provision, Lessor may give notice thereof to Lessee and, if Lessee does not voluntarily remove or exclude such offender, Lessor shall have the right to eject such party from the Leased Premises and thereafter prohibit such party from entering upon the Leased Premises.

k.. Removal of Equipment. Except as otherwise provided for herein, Lessee shall have the right, at any time within one hundred twenty (120) days after abandonment or cessation of use, to remove any property and fixtures placed on the Leased Premises and if Lessee fails to remove such property and fixtures within said one hundred twenty (120) days, such property and fixtures shall be deemed to have been abandoned by Lessee and Lessor shall have the option but not the obligation to either take possession thereof and dispose of the same as Lessor sees fit or require Lessee to remove same and if Lessor removes same, Lessee shall be liable for all costs incurred by such party in removing same, provided, however, (a) Lessee shall not be relieved of any liability resulting from any operations on the Leased Premises including the duty to plug any well so abandoned, and (b) if any well is capable of being used for production of oil or gas, same shall not be plugged and abandoned until thirty (30) days after Lessor has been notified of Lessee's intention to plug and abandon same, and Lessor may elect, with respect to such well, to take over such well for its own use.

l. Contamination. Lessee will use every effort to prevent the escape of saltwater or other noxious materials and will not permit the same to run into any surface water tank, water well, creek, ravine, or upon or over the Leased Premises, nor to penetrate, seep, flow or be injected into any subsurface fresh water stratum, but will be contained and disposed of in keeping with applicable governmental rules and regulations.

m. Water Wells. Each water well drilled on the Leased Premises by Lessee together with all equipment in or on said well shall become the property of Lessor upon the full development of the Lease or upon release of undeveloped acreage as called for in Paragraph 12 above, whichever happens sooner. Lessor shall have the concurrent right to use water therefrom during the term of the Lease, so long as such use does not interfere with Lessee's operations.

n. Damage to Property. Lessee agrees to pay Lessor for actual damages resulting to the surface of the Leased Premises, ranch roadways used by Lessee, fences, gates, cattle guards, houses, barns, windmills, tanks and other structures, trees, grass, crops, cattle and livestock caused by Lessee's operations or occasioned by reason of such operations or such damages as Lessor may incur by reason of Lessee's failure to comply with the terms of the Lease. Except as otherwise provided herein, compensation for all damages to property shall be based on the market value thereof or the prevailing rates for similar damages in the area at the time, whichever is greater.

o. Surface Site Payments. Lessee shall be obligated to pay Lessor for each surface site used by Lessee, such as drillsites, separators, dehydrators and compressor sites, based on the going rate being paid for such surface sites and usage in the area at the time but in no event shall such payment be less than $10,000.00 regardless of the actual size of the site. Drillsites shall not exceed 3 acres.

p. New Road Payments. Lessee shall be required to compensate Lessor for each new road constructed by Lessee on Lessor's lands based on the prevailing rate being paid for new roads in the area at the time of construction of same. Lessee shall not be allowed more surface for roads than is reasonably necessary.

q. Seismic and Pipeline Payments. If Lessee conducts seismic operations on the Leased Premises or should Lessee lay flow or gathering lines to transport Leased substances across the Leased Premises, then Lessee shall be required to compensate Lessor therefor based on the prevailing rates being paid in the area at the time for pipelines and to compensate Lessor for seismic lines based on prevailing rates being paid in the area for seismic permits, provided, however that the minimum payment for pipelines shall be $10.00/per linear foot of pipe and for seismic lines the minimum payment shall be $3,000.00 per mile for two (2) dimensional seismic and not less than $30.00 per acre for three (3) dimensional seismic. Lessor shall be paid in advance the estimated compensation for any seismic survey and upon completion of such operations, such compensation will be adjusted to account for any variations thereto. Seismic permit agreements must be prepared and presented to Lessor along with estimated compensation therefor, prior to commencement of such operations. All compensation for pipelines shall be paid to Lessor. Nothing herein shall restrict Lessee's right to lay pipelines for transportation of lease gas or conduct seismic operations on Leased Premises.

r.. Pipeline Construction. In the event a flowline or gathering line (pipeline) is laid on the Leased Premises, Lessee expressly covenants and agrees:

i. to bury the pipe so that the top thereof will be at least thirty-six (36") inches below the existing ground level contour; except and provided that, where said line crosses any drainage ditch, creek, slough or other waterway, the same shall be buried at the place of such crossing at least thirty-six (36") inches below the bottom of such drainage ditch, creek, slough, or other waterway; and further provided, that none of the facilities, valves or equipment installed or constructed in connection with such pipeline shall extend over the surface of the ground, except that Lessee shall place line posts or markets where said pipeline crosses Lessor's fence lines. Lessor reserves the right to impound water over any pipeline.

ii. during the period of construction of said pipeline and during the period of any subsequent altering, repairing, replacing or removing thereof, Lessee shall leave or arrange for reasonable crossings over and across said pipeline for any vehicles, equipment, cattle and/or livestock of Lessor, his tenants lessees, successors or assigns. Upon completion of construction of said pipeline, Lessee agrees to provide a caliche base road crossing to accommodate vehicles and equipment at all locations where the pipeline crosses existing roads.

iii. to stack all trees and brush which are cut from the cleared area at the time any necessary clearing is performed, so as to leave the cleared area free of all trees, stumps, brush and debris, except for the stacked vegetation. Lessee agrees to limit the width of the cleared area to ten (10') feet on either side of the pipe. All brush and other material which is stacked in the cleared area shall be free of dirt so as to be capable of being burned completely and that no mounds of dirt or debris shall be left on or adjacent to cleared area. Any trees, brush or other growth damaged outside the cleared area shall be removed.

iv. during any construction, repair, removal or other operations by Lessee on a pipeline, all ditching or trenching shall be done in such a manner so that the top soil will be separated from the balance of the dirt removal in making the ditch or trench and so that any caliche or other rock will be separated from any dirt so removed. In backfilling after any such operation, the top soil first removed shall be used as cover soil in such a manner as to result in it being returned to the top of the ditch as top soil and Lessee agrees to leave the cleared area free of any unearthed rock larger than three (3) inches in diameter.

v. following any such construction, repair, removal or, other operations, to backfill (in the manner aforesaid), pack and level any such ditch or trench opened and fill, grade and restore the surface of the cleared area as near as practicable to its original level and contour as when entered upon and in such a manner that surface or rain water may pass and flow undisturbed and unimpeded from one side of the cleared area to the other side of the cleared area.

vi. to level and restore all ruts, mounds, ridges and depressions caused by any pipeline operations and to return at any time and from time to time, upon request by Lessor, to correct, level and restore to the original ground level, any further settlement of the soil that shall occur following the previous filling or leveling of the same. Terraces shall be constructed at such locations along the pipeline after completion of construction as designated by Lessor to prevent or minimize erosion.

vii. that, if requested by Lessor, for so long as the pipeline is used, to keep the total cleared area free of brush by causing the cleared area to be mowed or shredded on a yearly basis beginning the year immediately following completion of the original pipeline.

viii. to remove all stakes, posts, welding rods and pats thereof, pipe coating material, paper, rubbish and other material used in the construction, repair and removal of the pipeline, so as to leave the entire cleared area free of deleterious material.

ix. to limit the natural gas transported through such pipeline to natural gas produced under the terms of the Lease and from the Leased Premises.

s. Abandonment of Wells. If available, Lessee shall provide Lessor with a copy of the log of any abandoned well along with Lessee's opinion, without warranty, as to where there are water-bearing sands at shallow depths on the Leased Premises. Prior to abandoning a well and subject to approval of state regulatory authority, Lessee agrees to give Lessor prior notice of such intended plugging and Lessor shall have five (5) days after notice within which to elect to take over such well for completion as a water well. If Lessor elects to take over same and the appropriate regulatory authority has approved of same, Lessee shall plug such well to the depth designated by Lessor and thereafter Lessor shall own such well together with the obligation to plug the remaining, unplugged potion of such well when Lessor abandons same. Lessor agrees to execute the appropriate forms required by the

Railroad Commission of Texas and other regulatory authority in order to transfer operations and ownership of, as well as liability for, such well to him or her. In the event Lessor declines to take over such well, then Lessee shall promptly plug same.

t. Security. In the event Lessee fails or refuses to pay Lessor or Lessor for payment, claims, surface use or damages, as required under the Lease, within thirty (30) days after same are due, then Lessee shall be required to provide Lessor with security in the form of cash in the sum of $20,000.00 payable to Lessor which sum may thereafter be applied by Lessor toward Lessee's obligations for past unpaid, as well as future compensation for payments, claims, surface usage and damages and on each occasion that Lessor applies all or a part of said security deposit toward unpaid payments, claims or compensation, Lessee agrees to restore such security deposit to $20,000.00. If Lessee fails to make such $20,000.00 security deposit and/or maintain same, within twenty (20) days after notice from Lessor to tender same, then the Lease shall terminate save and except the rights which may then have been earned by Lessee under the provisions of Paragraph 12 above and, as to those rights retained, Lessor shall have a first lien against the leasehold interest of Lessee therein to secure Lessor in the payment of all sums of money which may then or thereafter be owed to Lessor under the terms of the Lease and further the Lease shall constitute a Security Agreement sufficient to satisfy the Uniform Commercial Code of Texas to establish a security interest in this Leasehold estate for the benefit of Lessor to secure them in the event of default by Lessee.

u. Place Of Payment. All payments, compensation and damages which may be due and payable to Lessor shall be payable to Lessor in Palacios, Matagorda County, Texas.

v. Environmental. As used in the Lease, the term "Hazardous Materials" means any substance defined or identified as a hazardous, extra hazardous or toxic substance, waste, or material under any applicable federal, state, or local statute or regulation. "Remedial Work" is defined as any site investigation or monitoring, any cleanup, containment, remedial, removal, or restoration work performed in response to any federal, state or local government authority or private attorney general action, or pursuant to any federal, state or local statute, rule, regulation or other laws. Lessee agrees (1) to remove from the Leased Premises, if, as and when required by law, any Hazardous Materials placed or released thereon by Lessee, (2) to perform remedial work where the need therefor arises in connection with Lessee's operations or activities on the Leased Premises, and (3) to comply in all respects with all federal, state and local governmental laws and regulations governing operations by Lessee and remedial work on or associated with the Leased Premises. All costs and expenses of remedial work made necessary by Lessee's operations shall be paid by Lessee. If Lessee shall fail to timely commence or cause to be commenced, or fail to diligently prosecute to completion, such remedial work, then Lessor may, but shall not be required to, cause such remedial work to be performed. Lessee promises to notify Lessor and Lessor of any written claim or other written action by any governmental agency or other third party involving the actual or alleged existence of hazardous materials on the Leased Premises and to provide Lessor and Lessor with copies of (1) any notice of any release of Hazardous Materials given to Lessee pursuant to any law or regulation and (2) any repot of and response to any such incident. Lessee agrees to indemnify, pay and protect, defend and save Lessor and Lessor harmless from all claims, liabilities, fees and expenses of any kind including but not limited to attorney's fees, court costs and litigation expenses including expenses of experts, that arise from the actual or alleged presence or release any Hazardous Material in connection with Lessee's operations on the Leased Premises. This indemnification shall include costs in connection with any remedial work when performed by Lessor, Lessor or any third party in response to any federal, state or local governmental authority, laws or regulations, due and payable upon demand therefor by the indemnitees.

w. Notices. Lessee agrees to designate in writing the name of the person or persons to be present from time to time on the Leased Premises as current operations are being conducted, with whom Lessor may resolve any claim for use, injury and damage to surface area or improvements on said premises occasioned by or arising from Lessee's operations or other activity on the Leased Premises. In regard to notice of surface use, Lessor shall be entitled to prior notice of such operations. Either party hereto may from time to time designate in writing a different address or agent. For all purposes other than those relating to surface operations, Lessor shall designate such agents from time to time. Notice to Lessee shall be at the address shown on page 1 until further notice.

x. No Liability. If Lessor owns no rights in the surface of the Leased Premises or less than all surface rights, Lessor shall have no liability to any owner of surface rights for Lessee's or its agents', servants', invitees', contractors' or sub¬ contractors' acts or omissions, nor for any liability arising from operations conducted by such persons on the Leased Premises, nor shall Lessor be required to take any action to require such persons to comply with, or to enforce, the terms of the Lease with respect to the use or restoration of the surface or subsurface.

17. LESSEE'S USE OF WATER/MINERALS.

a. Lessee may use oil or gas produced from the Leased Premises in its operations, but Lessor shall be paid royalty on all oil or gas produced from the Leased Premises. No royalty shall be owed on gas used for recycling operations until same is produced and sold or used by Lessee.

b. Notwithstanding the above, Lessee may recycle gas for gas lift purposes or for injection into any oil or gas producing formation covered by this Lease underlying the Leased Premises and no royalties shall be payable on the gas so recycled until such time as the same may thereafter be produced and sold or used by Lessee.

c. Lessee shall not have the use of water from existing tanks or water wells located on the Leased Premises without consent of and agreed compensation to the Lessor. Lessee shall not have the right to dispose of salt or waste water produced or obtained from off Leased Premises. Lessee shall have the privilege of injecting salt water produced or obtained from Leased Premises, back into subsurface strata conditioned upon such reinjection not contaminating or contacting fresh water bearing sands and so long as such reinjection does not damage the production of water or gas and oil reservoirs or strata under Lessor's lands.

18. ADDITIONAL BONUS PAYMENT. Notwithstanding anything to the contrary contained here, should title research confirm that the total net mineral acreage in the Leased Premises owned or held by Lessor is greater than stated in Paragraph 1, then Lessee must: (i) promptly pay to Lessor additional bonus and previously paid annual rentals to be calculated by multiplying the additional net mineral acreage by the bonus and annual rental amounts initially paid for the acreage shown in Paragraph 1; and (ii) promptly pay royalties based on the adjusted net mineral acreage for any and all production from and after the effective date of this Lease. Lessee must timely pay all future royalties in accordance with the terms of this Lease based on the adjusted net mineral acreage. Lessee must pay amounts due under this paragraph within 30 days after written demand from Lessor or the date Lessee discovers that Lessor owns more acreage than stated in this Lease, whichever is earlier. If such amounts are not timely paid, interest will accrue from the date of demand or the date Lessee discovered the acreage error, whichever is earlier, at the rate of 12 percent per annum or the maximum rate allowed by law, whichever is lesser, and be compounded monthly.

19. RELEASE, INDEMNITY, AND HOLD HARMLESS. Lessee hereby releases and discharges Lessor, its council members, officers, employees, and agents of and from all and any actions and causes of action of every nature, or other harm, including environmental harm, for which recovery of damages is sought, including, but not limited to, all losses and expenses which are caused by the activities of Lessee, its officers, employees, and agents arising out of, incidental to, or resulting from, the operations of or for Lessee on the Leased Premises, or that may arise out of or be occasioned by Lessee's breach of any of the terms or provisions of this Lease, or by any other negligent or strictly liable act or omission of Lessee. Further, Lessee hereby agrees to be liable for, exonerate, indemnify, defend and hold harmless Lessor, its council members, trustees, officers, employees and agents, their successors or assigns, against any and all claims, liabilities, losses, damages, actions, personal injury (including death), costs and expenses, or other harm for which recovery of damages is sought, including attorney's fees and other legal expenses, including those related to environmental hazards on the Leased Premises or in any way related to Lessee's failure to comply with any and all environmental laws; those arising from or in any way related to Lessee's operations or any other of Lessee's activities on the Leased Premises; those arising from Lessee's use of the surface of the Leased Premises; and those that may arise out of or be occasioned by Lessee's breach of any of the terms or provisions of this Lease or any other act or omission of Lessee, its directors, officers, employees, agents, contractors, guests or invitees. Each assignee of this Lease, or any interest therein, agrees to be liable for, exonerate, indemnify, defend and hold harmless Lessor, its council members, trustees, officers, employees, and agents in the same manner provided above in connection with the activities of Lessee, its officers, employees, and agents as described above.

20. INSURANCE. During drilling operations, reworking operations and production of oil or gas from the Leased Premises, Lessee shall carry a minimum of (a) comprehensive general public liability insurance coverage of at least $2,000,000.00, such insurance shall provide coverage for premises operations, explosion and collapse hazard, underground hazard, products/completed operations hazard, contractual insurance, broad form property damage, independent contractors and personal injury coverage including coverage for construction, operation and maintenance of pipelines for gathering, transporting or storing natural gas, including but not limited to, loss or injury resulting from Hydrogen Sulfide Gas (H2S or "Sour Gas"); (b) Operator's Extra Expense Indemnity Insurance, with a combined single limit of at least $2,000,000.00 including coverage for control of well, clean-up, seepage, pollution, underground blowouts and groundwater blowouts; and (c) Excess Umbrella Liability Policy of at least $10,000,000.00 which coverage and exclusions shall be identical to the insurance policies required under (a) and (b) above. Lessor shall be furnished proof of such coverage before commencement of operations hereunder and Lessee shall furnish Lessor a certificate of insurance providing for thirty (30) days prior written notice to Lessor of cancellation of, or change in, coverage. To the extent allowed by law, Lessee shall name Lessor as additional insured under all insurance policies, which policies shall include specific endorsements providing Waiver of Subrogation in favor of Lessor.

21. DEGREE OF CARE. Lessee must use the highest degree of care and all reasonable safeguards to prevent contamination or pollution of any environmental medium, including soil, surface waters, groundwater, sediments, and surface or subsurface strata, ambient air or any other environmental medium in, on, or under, the Leased Premises, by any waste, pollutant, or contaminant. Lessee must not bring or permit to remain on the Leased Premises any asbestos containing materials, explosives, toxic materials, or substances regulated as hazardous wastes, hazardous materials, hazardous substances, or toxic substances under any federal, state, or local law or regulation ("Hazardous Materials"), except ordinary products commonly used in connection with oil and gas exploration and development operations and stored in the usual manner and quantities. Lessee's violation of the foregoing prohibition constitutes a material breach and default hereunder and Lessee must indemnify, hold harmless and defend Lessor from and against any claims, damages, penalties, liabilities, and costs (including reasonable attorneys' fees and court costs) caused by or arising out of: (i) a violation of the foregoing prohibition; or (ii) the presence, release, or disposal of any Hazardous Materials on, under, or about the Leased Premises during Lessee's occupancy or control of the Leased Premises. Lessee must clean up, remove, remedy and repair any soil or ground water contamination and damage caused by the presence or release of any Hazardous Materials in, on, under, or about the Leased Premises during Lessee's occupancy of the Leased Premises in conformance with the requirements of applicable law. Lessee must immediately give Lessor written notice of any breach or suspected breach of this paragraph, on learning of the presence or any release of any Hazardous Materials, or on receiving a notice from any governmental agency pertaining to Hazardous Materials which may affect the Leased Premises. The obligations of Lessee will survive the expiration or earlier termination, for any reason, of this Lease.

22. COMPLIANCE WITH LAWS. Lessee must at all times comply with all applicable laws, regulations, ordinances, orders, permits, licenses and any other directives of each and every governmental agency with jurisdiction over the Leased Premises or Lessee's activities. Lessee must also comply with all applicable restrictive covenants pertaining to the Leased Premises. Lessee is under an express duty and obligation to protect the interest and rights of Lessor before state as well as federal administrative authorities and agencies such as the Railroad Commission of Texas and the Federal Energy Regulatory Commission. Notwithstanding such duty, Lessee and Lessor agree that Lessor or Lessor's representative shall have the concurrent right and privilege along with Lessee to pursue and/or defend against proceedings before any administrative agency without the joinder or consent of Lessee and Lessee agrees that Lessor shall have standing to pursue or defend any matter before any administrative agency. Nothing herein shall in any way be construed as diminishing Lessee's duties and obligations to protect and preserve Lessor's rights before administrative agencies but shall be supplemental of such duties.

23. TIME. Time is of the essence of the Lease. The term "days" shall be deemed to mean calendar days. If the expiration date by which Lessee is required to make a payment to Lessor or Lessor's Depository Bank under the terms of the Lease falls on a weekend or on a state or federal holiday, then such expiration date for receipt of payment shall be extended until the next Monday or non-holiday, as applicable. Otherwise, the expiration date for performance of any action or activity shall be on the calendar day specified, regardless of whether such expiration date falls on a weekend or state or federal holiday.

24. SEVERABILITY. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws effective, then it is the intention of the parties that the remainder of this Lease will not be affected thereby, and it is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added as a part of this Lease a legal, valid, and enforceable clause or provision as similar in terms to the illegal, invalid or unenforceable clause or provision as may be possible.

25. VENUE. The parties agree that all disputes in any way relating to, arising under, connected with, or incident to the Lease, shall be litigated, if at all, exclusively in the District Court of Matagorda County, Texas, and, if necessary, the corresponding appellate courts. The parties also agree that Texas law exclusively shall govern all terms of the Lease, including this paragraph. The parties expressly submit themselves to the personal jurisdiction of the State of Texas.

26. COUNTERPARTS. This Lease may be executed in multiple counterparts; each of which shall be deemed an original and all of which shall be considered as one and the same document.

27. MERGER. This instrument constitutes the entire agreement between the parties as to this Lease. All previous negotiations and communications between the parties as to these matters are merged into this Lease.

28. NO THIRD-PARTY BENEFICIARIES. There are no third-party beneficiaries of this Agreement.

29. HEADINGS AND TITLES. The headings and titles in this Agreement are for guidance and convenience of reference only and do not limit or otherwise affect or interpret the terms or provisions of this Agreement.

30. NOT TO BE CONSTRUED AGAINST DRAFTER All parties acknowledge that they have read this Agreement, have had opportunity to review it with an attorney of their choice, and have agreed to all of its terms. Under these circumstances, the parties agree that the rule of construction that a contract be construed against the drafter may not be applied in interpreting this Agreement.

31. LESSEE'S REPRESENTATIONS. Lessee represents that the person executing this Lease on its behalf is authorized by its board of directors or other governing authority to do so, that this Lease has been approved by all necessary corporate action, and that Lessee is qualified to do business and in good standing in the jurisdiction of its domicile and in the State of Texas.

IN WITNESS WHEREOF, this instrument is executed on the date first above written.

THE CITY OF PALACIOS

By:______________________

John C. Sardelich, Mayor

Attest:

____________________________

David Kocurek, City Manager

LESSEE.

_____________________________

By:____________________________

THE STATE OF TEXAS

COUNTY OF MATAGORDA

The foregoing instrument was acknowledged by John C. Sardelich, Mayor of the City of

Palacios on _______________________________ 2014.

________________________________

Notary Public for the State of Texas

THE STATE OF TEXAS

COUNTY OF ______________________________

The foregoing instrument was acknowledged and executed on ____________, 2014, by ____________________________________-

________________________________

Notary Public for the State of Texas